Exhibit 16.1

Deloitte & Touche LLP Suite 3900 111 SW Fifth Avenue Portland, OR 97204-3642 USA Tel: +1 503 222 1341 Fax: +1 503 224 2172 www.deloitte.com
January 28, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of The Greenbrier Companies, Inc.’s Form 8-K dated January 28, 2011, and have the following comments:
1.	We agree with the statements made in the first sentence of the first paragraph, and the second, third and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second, third and fourth sentences of the first paragraph or the fourth paragraph.
Yours truly,
/s/ Deloitte & Touche LLP
Member of
Deloitte Touche Tohmatsu